Exhibit 99.1

Briggs & Stratton Corporation Announces Adoption of Rule 10b5-1 Plans By

Executive Officers

Milwaukee, WI — February 14, 2008/PR Newswire/Briggs & Stratton Corporation (NYSE:BGG)

Briggs & Stratton Corporation (the “Company”) today announced that the following executive officers of the Company have each entered into individual stock trading plans in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934: Thomas R. Savage, Senior Vice President – Administration; and Vincent R. Shiely, Senior Vice President & President – Yard Power Products Group.

Mr. Savage informed the Company that under his trading plans he intends to sell 55,496 shares of Company common stock that will be issued as a result of the exercise of stock options that would expire between August 2008 and August 2009. Mr. Shiely informed the Company that under his trading plan he intends to sell 22,260 shares of Company common stock that will be issued as a result of the exercise of stock options that would otherwise expire in August 2008.

The purpose of these plans is to provide the named executives with the ability to exercise their options and sell the underlying Company common stock in an orderly manner for personal financial planning purposes and avoid concerns about the timing of the transactions. The amounts that the named executives may realize from the exercise of any options will be the number of options exercised multiplied by the amount by which the net selling prices of the Company’s stock on the dates the stock options are exercised exceed the exercise prices of the stock options.

Other Company executives may from time to time adopt Rule 10b5-1 plans.

J. E. Brenn
Senior Vice President and Chief Financial Officer

/CONTACT: James E. Brenn, Senior Vice President and Chief Financial Officer, Briggs & Stratton Corporation, 414-259-5333/